Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael R. Sayre Executive Vice President & CFO (614) 748-1150 Michael.Sayre@pinnacle.com

PINNACLE DATA SYSTEMS ACQUIRES GNP COMPUTERS

COLUMBUS, Ohio (August 17, 2005) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced the completion of its strategic acquisition of the assets of privately-held GNP Computers, Inc. (GNP), located near Los Angeles, California.

PDSi acquired approximately $8 million in GNP assets, which consist mainly of accounts receivable, inventory and fully-depreciated fixed assets, for a purchase price of approximately $8 million in assumed current liabilities. PDSi also assumed GNP’s building lease of 56,000 square feet, hired 54 GNP employees and currently employs about 18 temporary employees in the suburban Monrovia, California, location. PDSi also acquired a GNP sales office in Singapore.

The acquisition is being financed through PDSi’s line of credit with KeyBank National Association and the current cash flow of the combined businesses, with the combined company having no long-term debt. PDSi’s line of credit was recently increased from $6 million to $11 million in anticipation of the acquisition and the combined company’s projected borrowing needs.

GNP revenues were $21 million in 2004. The company was founded in 1981 and offers computer system design, manufacturing, and life-cycle management for original equipment manufacturers (OEMs) in a broad range of industries. GNP provides significant turn-key product programs to customers that PDSi does not currently serve, as well as more mature product development and manufacturing capabilities that complement PDSi’s current product and service lines.

Pro forma financial information for PDSi and GNP is expected to be filed with the Securities and Exchange Commission before the end of October 2005.

PDSi’s growth strategy includes both organic growth and growth by acquisition. “We see a large opportunity in the embedded computer services industry to consolidate high quality niche players and better serve the growing demand for out-sourced design, manufacturing and support services from original equipment manufacturers across several vertical markets,” said Christopher L. Winslow, President and Chief Operating Officer. “The acquisition also increases our global marketing presence to cover North America, Europe and Asia. PDSi now has sales offices in Boston, Columbus, Dallas, Los Angeles, San Francisco, The Netherlands (through partner Kender-Thijssen) and Singapore.”

John D. Bair, Chairman and CEO, commented, “We are very pleased to have completed this transaction with GNP. It will help us accomplish all three of the strategic goals we established for 2005 and accelerate the achievement of our longer term strategic objectives. Specifically, it grows revenues and increases the number of customers we have across our targeted industry segments (medical, telecommunications, computer, industrial, imaging and defense equipment); expands our product portfolio and services capabilities; and, further strengthens our team and operating methodologies. We remain focused on serving Fortune Global 500 companies and innovative market leaders taking advantage of the trend toward increased business process outsourcing. This transaction is expected to contribute to the achievement of our strategic goal of $100 million in annual revenues with improved long-term profitability. We expect related transition and integration costs to impact earnings into the first half of 2006.”

About PDSi

PDSi provides product life-cycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, computer, industrial, imaging and defense equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product life-cycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company’s projected borrowing needs and the ability of its current line of credit to meet those needs, the opportunity for consolidation in the embedded computer services industry and the Company’s ability to benefit from that consolidation, the ability of the acquisition to aid in the Company’s achievement of its 2005 strategic goals and long-term strategic objectives, including its strategic goal of $100 million in annual revenues with improved long-term profitability, and the impact and timing of transition and integration costs on earnings into the first half of 2006. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “should” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for the Company’s products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, risks associated with the Company’s new business practices, processes and information systems, a material adverse change in GNP Computers’ business or the discovery of other information which would affect the viability of post-closing operations, and the inability to obtain any necessary consents, restructure debt obligations, overcome integration issues and resolve business terms relating to the GNP Computers transaction. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.

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